CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES F CONVERTIBLE PREFERRED STOCK
                                       OF
                                 EQUITEX, INC.

                ------------------------------------------------
                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                ------------------------------------------------

          EQUITEX, INC., a corporation organized and existing under the General Corporation law of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "BOARD") on July 14, 2000 pursuant to the authority of the Board as required by Section 151 of the General Corporation Law of the State of Delaware.

                RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation's Certificate of Incorporation, the Board hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK"), and hereby establishes a series of convertible preferred stock, consisting of 425,000 shares, which shall be designated as the "Series
F Convertible Preferred Stock," and shall have the powers, preferences, rights, qualifications, limitations and restrictions as set forth in Attachment A attached hereto.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer on July 14, 2000.


                                       EQUITEX, INC.



                                       By:  /s/ Henry Fong
                                            -----------------------------
                                            Name: Henry Fong
                                            Title:

                              ATTACHMENT A TO THE
                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES F CONVERTIBLE PREFERRED STOCK
                                       OF
                                 EQUITEX, INC.

1. DESIGNATION AND AMOUNT. The distinctive designation of this Series, which consists of FOUR HUNDRED TWENTY-FIVE THOUSAND (425,000) shares of Preferred stock, shall be Series F Convertible Preferred Stock (the "SERIES F PREFERRED STOCK") and the stated value shall be EIGHT DOLLARS ($8.00) per share the (the "STATED VALUE").

2. DIVIDENDS. The holder of the Series F Preferred Stock shall be entitled to dividends in the amount per Share declared with respect to the Company's common stock, $.02 par value per share (the "Common Stock").

3. LIQUIDATION PREFERENCE. The Series F Preferred Stock shall have a liquidation preference in the amount of 105% of the Stated Value thereof.

4. CONVERSION OF PREFERRED STOCK. At the option of the holder, the shares Series F Preferred Stock may be converted, either in whole or in part, into shares of Common Stock at any time and from time to time following the date of issuance of such share (the "Issue Date") until the date that is forty-two (42) months following the Issue Date at a conversion price per share of Common Stock equal to $7.00 per share (the "Conversion Price"). The number of shares of Common Stock due upon conversion of Series F Preferred Stock shall be (i) the number of shares of Series F Preferred Stock to be converted, multiplied by (ii) the Stated Value and divided by (iii) the Conversion Price. "Market Price" per Common Share means the arithmetic mean of the closing bid prices of the Common Shares as reported on the Nasdaq Small Cap Market ("Nasdaq") for the twenty (20) trading days prior to the Issue Date, or the day on which all or any portion of shares of the Series F Preferred Stock is converted in accordance with the provisions hereof (the "Conversion Date"), as the case may be; PROVIDED, if such security bid is not listed or admitted to trading on Nasdaq, as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or similar generally accepted reporting service, for the twenty (20) trading days.

5. MECHANICS OF CONVERSION. Upon Surrender of the certificates representing the Series F Preferred Stock being converted, the Company shall within three business days of receipt of the original certificate or certificates representing the shares of the Series F Preferred Stock to be converted, issue and deliver or cause to be issued and delivered to the holder, or to its nominee or nominees, a certificate for the number of Shares of Common Stock to which such Holder shall be entitled.

6. ADJUSTMENTS. In the event of any stock-split, spin-off, reclassification, combination of shares, or similar corporate rearrangement of the Common Stock or any reorganization consideration or merger of the Company with or into any entity, the number of Shares of Series F Preferred Stock shall be adjusted on a basis which will preserve the economic and ownership status of the Holders of the Series F Preferred Shares prior to the consummation thereof. Upon such adjustment the Corporation shall issue new certificates in the amount of the adjusted number thereof and the Holders shall surrender the prior certificate in exchange therefor.

7. FRACTIONAL SHARES. Any fractional shares resulting from a conversion shall be rounded to the next highest whole share of Common Stock.

8. MANDATORY CONVERSION. Forty-two (42) months after the Issue Date (the "MANDATORY CONVERSION DATE"), the Company shall convert all Series F Preferred Stock outstanding, at the Conversion Price utilizing the Stated Value as the value of each share of Series F Preferred Stock, into shares of Common Stock.

9. MANDATORY ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. The Company shall issue to the holder additional shares of the Company's Common Stock having an aggregate Current Market Price in the amount necessary to reimburse the holder for any deficiency incurred by the holder in the initial sales, from time to time, of any shares of Common Stock of the Company received on conversion of the Series F Preferred Stock, as a result of the proceeds from such sales being less on a per share basis than the Conversion Price of the shares on the Issue Date. The holder shall notify the Company in writing in reasonable detail including a description of the circumstances and proceeds of such sale within twenty (20) days of any deficiency that the holder incurs in the sale of such shares of the Company. The Company shall issue, within twenty
(20) days of receipt of such notice, the additional shares of Common Stock necessary to reimburse the holder for any such deficiency.

10. VOTING RIGHTS. The holders of the Series F Preferred Stock have no voting power, except as otherwise provided by the General Corporation Law of the State of Delaware (the "DGCL"), in which case every holder of Series F Preferred Stock shall be entitled to one vote for each share.

11. NOTICES. Any notice required by this provisions of this Certificate to be given to the holder shall be deemed given when personally delivered to the holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holders' address appearing on the books of the Company. All notices shall state the date of conversion or redemption, as the case may be.

12. PAYMENT OF TAXES. The Company will pay all taxes or other governmental charges (other than taxes upon the income of the holder) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of Series F Preferred Shares.